                                                                     EXHIBIT 5.1

                                  July 30, 2001


SpeedFam-IPEC, Inc.
305 North 54th Street
Chandler, AZ  85226


      RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 30, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 360,000 shares of your Common Stock, no par value (the "Plan Shares"), reserved for issuance pursuant to the Stand-Alone Option Agreement of SpeedFam-IPEC, Inc. (the "Plan").

      As legal counsel for SpeedFam-IPEC, Inc. (the "Company"), we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Plan Shares pursuant to the Plan.

      It is our opinion that the Plan Shares, when issued and sold in the manner described in the Plan, and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati